Exhibit 10.1

RAIN THERAPEUTICS INC.

EXECUTIVE SEVERANCE PLAN

1. Purpose. The purpose of the Rain Therapeutics Inc. Executive Severance Plan (the “Plan”) is to enable Rain Therapeutics Inc. to offer certain protections to key employees if they experience a qualifying termination and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control (as defined below). The Plan is intended to be maintained for the purpose of providing benefits for a select group of management or highly compensated employees.

2. Term. The Plan shall be effective as of August 13, 2021. The Plan shall remain in effect until modified or terminated pursuant to Section 10.

3. Definitions.

(a) “Base Pay” means the annual base salary in effect for the Participant immediately before the Participant’s termination of employment (without giving effect to any reduction that constitutes Good Reason), excluding overtime, bonuses, incentive compensation or any other special payments. Base Pay is used to compute the amount of the Severance Benefit.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” has the meaning set forth in the written employment, offer, or services agreement or letter between the Participant and the Company or its affiliate or in the Participation Agreement between the Participant and the Company, or if there is no such agreement or no such term is defined in such agreement, means (i) the Participant’s material breach of any agreement between the Participant and the Company or any of its affiliate or any policy of the Company or any of its affiliates; (ii) the willful failure or refusal by the Participant to substantially perform his or her duties; (iii) the commission or conviction of the Participant of, or the entering of a plea of nolo contendere by the Participant with respect to, (A) a felony or (B) a misdemeanor involving moral turpitude; or (iv) the Participant’s gross misconduct that causes harm to the reputation of the Company. A Participant’s employment will be deemed to have been terminated for Cause if it is determined subsequent to such termination that grounds for a termination for Cause existed at the time of such termination, as determined by the Committee.

(d) “Change in Control” has the meaning set forth in the Rain Therapeutics Inc. 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Company.

(e) “CIC Protection Period” means the period commencing on the Closing and ending on the date that is 12 months following the Closing.

(f) “CIC Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or Disability) or by the Participant for Good Reason, in each case, during the CIC Protection Period.

(g) “CIC Severance Benefits” means:

(i) A lump sum severance payment in an amount equal to the Participant’s Severance Multiplier times the sum of (A) the Participant’s Base Pay and (B) the Participant’s target annual bonus for the year in which the Termination Date occurs, payable within 60 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;

(ii) Subject to the Participant’s timely election of continuation coverage under COBRA and subject to the Participant’s copayment of premium amounts at the active employees’ rate, reimbursement for the amount of the remainder of the premiums for the Participant’s and his or her covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) the end of the Participant’s Severance Period, (B) the Participant becoming eligible for other employer-sponsored group health benefits or Medicare, and (C) the expiration of the Participant’s rights under COBRA; and

(iii) Payment of any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year.

(h) “Closing” means the date on which a Change in Control is consummated.

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(j) “Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.

(k) “Committee” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Committee hereunder.

(l) “Company” means Rain Therapeutics Inc. and its affiliated companies and subsidiaries, and following the Closing, shall include any successor.

(m) “Disability” has the meaning set forth in the written employment, offer, or services agreement or letter between the Participant and the Company or its affiliate or in the Participation Agreement between the Participant and the Company, or if there is no such agreement or no such term is defined in such agreement, means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. A determination of Disability shall be made by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances, and in this respect, Participants shall submit to an examination by a physician upon request by the Committee.

(n) “ERISA” means the Employee Retirement Income Security Act of 1974.

(o) “Good Reason” has the meaning set forth in the written employment, offer, or services agreement or letter between the Participant and the Company or its affiliate or in the Participation Agreement between the Participant and the Company, or if there is no such agreement or no such term is defined in such agreement, means (i) a material diminution in the Participant’s title or duties with the Company or an affiliate; (ii) a material diminution in the Participant’s Base Pay; or (iii) a required relocation of the Participant’s principal place of employment by more than 25 miles. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason shall not be effective unless (A) the Participant provides written notice to the Company of the existence of one or more of the foregoing conditions within 30 days after the initial occurrence of such condition(s); (B) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (C) the date of the termination of the Participant’s employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.

(p) “Participant” means an employee of the Company or its subsidiary who participates in the Plan pursuant to Section 4.

(q) “PIIA” means a Participant’s proprietary information and inventions agreement with the Company.

(r) “Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or Disability) or by the Participant for Good Reason.

(s) “Severance Benefits” means:

(i) Aggregate severance payments in an amount equal to the Participant’s Severance Multiplier times the Participant’s Base Pay, payable in equal installments in accordance with the Company’s normal payroll practices for the Participant’s Severance Period (Cash) beginning on the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year;

(ii) Subject to the Participant’s timely election of continuation coverage under COBRA and subject to the Participant’s copayment of premium amounts at the active employees’ rate, reimbursement for the amount of the remainder of the premiums for the Participant’s and his or her covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) the end of the Participant’s Severance Period (COBRA), (B) the Participant becoming eligible for other employer-sponsored group health benefits or Medicare, and (C) the expiration of the Participant’s rights under COBRA.

(t) “Severance Multiplier” means the applicable multiplier for the Participant’s Tier as set forth on Exhibit A.

(u) “Severance Period” means the applicable period for the Participant’s Tier as set forth on Exhibit A.

(v) “Termination Date” means the date of the Participant’s termination of employment with the Company.

4. Eligibility. Employees selected by the Committee shall be eligible to participate in the Plan upon execution of a Participation Agreement with the Company in the form attached hereto as Exhibit B (a “Participation Agreement”).

5. Severance Benefit.

(a) Qualifying Termination. Upon a Participant’s Qualifying Termination, subject to Section 5(d), such Participant will receive the Severance Benefits.

(b) CIC Qualifying Termination. Upon a Participant’s CIC Qualifying Termination, subject to Section 5(d), such Participant will receive the CIC Severance Benefits.

(c) Other Termination. In the event that a Participant’s employment is terminated other than as the result of a Qualifying Termination or CIC Qualifying Termination, then such Participant shall not be entitled to receive any payments or benefits under this Plan.

(d) Release of Claims. Payment of the Severance Benefits or CIC Severance Benefits shall be subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in a form acceptable to the Company (the “Release”) within the time period specified therein and (ii) the Participant’s continued compliance with the Participant’s PIIA.

6. Administration.

(a) In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between a Participation Agreement and the Plan.

(b) The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.

(c) The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefit, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. The Committee may delegate to one or more of the officers of the Company the authority to act on behalf of the Committee.

7. Funding. The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.

8. ERISA. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is not a pension that is subject to ERISA.

9. Section 409A.

(a) Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.

(b) Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.

(c) Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A- 1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A- 1 (b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.

(d) Reimbursements. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Plan constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Participant, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

10. Amendment or Termination. Prior to the Closing, the Committee may amend or terminate the Plan at any time, without notice, and for any or no reason, except as prohibited by law; provided, however, that any amendment or termination that is materially adverse to a Participant who has executed a Participation Agreement shall not be effective as to such Participant in the event that a Closing occurs within 12 months thereafter, unless such action is approved in writing by such Participant. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. During the CIC Protection Period, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for the CIC Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the CIC Severance Benefits payable, or potentially payable, to a Participant under the Plan (including imposing additional conditions).

11. At-Will Employment. Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.

12. Transfer and Assignment. In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process.

13. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

14. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

15. Withholding; Taxes. The Company shall withhold from any Severance Benefits or CIC Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

16. Compensation. Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.

17. Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.”

18. Entire Agreement. This Plan represents the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersedes all prior understandings, whether written or oral. For the avoidance of doubt, no Participant will be eligible for any other severance benefits under any employment agreement or offer letter.

19. Governing Law. The provisions of the Plan will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California without regard to its choice of law provisions.

20. Claims and Appeals.

(a) Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.

(b) Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

21. Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefit provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefit provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

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EXHIBIT A

	Qualifying Termination			CIC Qualifying Termination
Tier	Multiplier	Period (Cash)	Period (COBRA)	Multiplier	Period
Tier 1	0.75	9 months	12 months	1.00	12 months
Tier 2	0.50	6 months	6 months	0.75	9 months

EXHIBIT B

RAIN THERAPEUTICS INC.

EXECUTIVE SEVERANCE PLAN

FORM OF PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and between [•] (the “Participant”) and Rain Therapeutics Inc. (the “Company”) effective as of                     , 20        .

The Company maintains the Rain Therapeutics Inc. Executive Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides severance payments and benefits in connection with a participant’s Qualifying Termination or CIC Qualifying Termination.

By signing this Agreement, the Participant acknowledges and agrees that he or she has read and understands all of the terms of the Plan and this Agreement and that the Participant agrees to participate in the Plan with Tier [        ] Severance Multipliers and Severance Periods. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.

Miscellaneous:

(a) This Agreement shall be governed in all respects by the laws of the State of California without regard to the principles of conflict of law.

(b) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Participant. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.

(d) This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company hereto have executed this Agreement as of the date first set forth above.

RAIN THERAPEUTICS INC.

Name:
Title:

PARTICIPANT

Name:

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